EXHIBIT 99.3

WESTERN GAS EQUITY PARTNERS, LP
INDEX TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

INTRODUCTION

These unaudited pro forma condensed consolidated financial statements present the impact to the results of operations and financial condition of Western Gas Equity Partners, LP attributable to (i) the acquisition of the Anadarko Midstream Assets (“AMA”) and (ii) the Merger (as defined below).
“WGP” refers to Western Gas Equity Partners, LP in its individual capacity or to Western Gas Equity Partners, LP and its subsidiaries, including Western Gas Holdings, LLC and Western Gas Partners, LP (“WES”), as the context requires. “WES GP” refers to Western Gas Holdings, LLC, individually as the general partner of WES, and excludes WES. WGP’s general partner, Western Gas Equity Holdings, LLC (“WGP GP”), is a wholly owned subsidiary of Anadarko Petroleum Corporation. “Anadarko” refers to Anadarko Petroleum Corporation and its subsidiaries, excluding WGP and WGP GP, and “affiliates” refers to subsidiaries of Anadarko, excluding WGP, but including equity interests in Fort Union Gas Gathering, LLC, White Cliffs Pipeline, LLC, Rendezvous Gas Services, LLC, Enterprise EF78 LLC, Texas Express Pipeline LLC, Texas Express Gathering LLC, Front Range Pipeline LLC, Whitethorn Pipeline Company LLC and Cactus II Pipeline LLC.
Subject to the terms and conditions of the Contribution Agreement and Agreement and Plan of Merger, dated as of November 7, 2018 (the “Merger Agreement”) and in accordance with Delaware law, the Merger Agreement provides for the merger of Clarity Merger Sub, LLC, a wholly owned subsidiary of WGP, with and into WES (the “Merger”). WES will survive the Merger and remain a subsidiary of WGP, but WES common units will no longer be publicly traded.
The Merger Agreement also provides that Anadarko, WGP and WES will, and will cause their respective affiliates to, cause the following transactions (collectively, the “pre-Merger transactions”), among others, to occur immediately prior to the effective time in the order as follows: (1) Anadarko E&P Onshore LLC and WGR Asset Holding Company LLC (“WGRAH”) (the “Contributing Parties”) will contribute all of their interests in each of Anadarko Wattenberg Oil Complex LLC, Anadarko DJ Oil Pipeline LLC, Anadarko DJ Gas Processing LLC, Wamsutter Pipeline LLC, DBM Oil Services, LLC, Anadarko Pecos Midstream LLC, Anadarko Mi Vida LLC and APC Water Holdings 1, LLC (“APCWH”) to WGR Operating, LP, Kerr-McGee Gathering LLC and Delaware Basin Midstream, LLC in exchange for aggregate consideration of $1.814 billion in cash, minus the outstanding amount payable pursuant to an intercompany note (the “APCWH Note Payable”) to be assumed in connection with the transaction, and 45,760,201 WES common units; (2) APC Midstream Holdings, LLC will sell to WES its interests in Saddlehorn Pipeline Company, LLC and Panola Pipeline Company, LLC in exchange for aggregate consideration of $193.9 million in cash; (3) WES will contribute cash in an amount equal to the outstanding balance of the APCWH Note Payable immediately prior to the effective time to APCWH, and APCWH will pay such cash to Anadarko in satisfaction of the APCWH Note Payable; (4) WES Class C units will convert into WES common units on a one-for-one basis; and (5) WES and WES GP will cause the conversion of the incentive distribution rights and the 2,583,068 general partner units in WES held by WES GP into a non-economic general partner interest in WES and 105,624,704 WES common units. The 45,760,201 WES common units to be issued to the Contributing Parties, less 6,375,284 WES common units to be retained by WGRAH, will be converted into the right to receive an aggregate of 55,360,984 WGP common units upon the consummation of the Merger.
In connection with the cash consideration referred to above, WES has obtained, subject to customary closing conditions and negotiation of definitive documentation, committed debt financing for $2.0 billion from Barclays Bank PLC.
WGP has no independent operations or material assets other than its partnership interests in WES. Historically, the consolidated financial results of WES are included in WGP’s consolidated financial statements due to WGP’s 100% ownership interest in WES GP and WES GP’s control of WES. The term “WES assets” includes both the assets indirectly owned and the interests accounted for under the equity method by WGP through its partnership interests in WES as of September 30, 2018. WES’s acquisition of AMA from Anadarko is considered a transfer of net assets between entities under common control and recorded at Anadarko’s historic carrying value. After an acquisition of assets from Anadarko, WES and WGP (by virtue of its consolidation of WES) are required to recast their financial statements to include the activities of such assets from the date of common control.
The unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2017, 2016 and 2015 are based upon the audited historical consolidated financial statements of WGP, as presented in WGP’s 2017 Form 10-K, and the audited historical consolidated financial statements of AMA, as presented in Exhibit 99.1 of this Current Report on Form 8-K. The unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2017, 2016 and 2015, have been prepared as if the acquisition of AMA occurred on January 1, 2015. In addition, the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2017, has been prepared as if the financing related to the acquisition of AMA and the Merger occurred on January 1, 2017.

INTRODUCTION (CONTINUED)

The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2018, and the unaudited pro forma condensed consolidated balance sheet as of September 30, 2018, are based upon the unaudited historical consolidated financial statements of WGP, as presented in WGP’s third quarter 2018 Form 10-Q, and the unaudited historical consolidated financial statements of AMA, as presented in Exhibit 99.2 of this Current Report on Form 8-K. The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2018, has been prepared as if the acquisition of AMA (including the related acquisition financing) and the Merger occurred on January 1, 2017. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2018, has been prepared as if the acquisition of AMA and the Merger occurred on September 30, 2018.
The unaudited pro forma condensed consolidated financial statements for all periods presented have been prepared based on the assumption that WGP will continue to be treated as a partnership for U.S. federal and state income tax purposes and therefore will not be subject to U.S. federal income taxes and state income taxes, except for the Texas margin tax. The unaudited pro forma condensed consolidated financial statements have also been prepared based on certain acquisition and Merger pro forma adjustments as described in Note 2—Pro Forma Adjustments.
The historical financial information of AMA and WGP included in these unaudited pro forma condensed consolidated financial statements (and the notes thereto) is qualified in its entirety by reference to the audited historical consolidated financial statements of AMA as set forth in Exhibit 99.1 of this Current Report on Form 8-K, the unaudited historical consolidated financial statements of AMA as set forth in Exhibit 99.2 of this Current Report on Form 8-K, WGP’s audited historical consolidated financial statements as set forth in its 2017 Form 10-K, as filed with the U.S. Securities and Exchange Commission (“SEC”) on February 16, 2018, WGP’s unaudited historical financial statements as set forth in its third quarter 2018 Form 10-Q, as filed with the SEC on October 31, 2018, and the related notes contained in those reports. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with those historical consolidated financial statements and the related notes thereto.
The pro forma adjustments reflected in the unaudited pro forma condensed consolidated financial statements are based upon currently available information and certain assumptions and estimates. The actual effects of these transactions will differ from these pro forma adjustments. However, WGP’s management believes that the applied estimates and assumptions provide a reasonable basis for the presentation of the significant effects of certain transactions that are expected to have a continuing impact on WGP in the case of the unaudited pro forma condensed consolidated statements of operations. In addition, WGP’s management believes that the pro forma adjustments are factually supportable and appropriately represent the expected impact of items that are directly attributable to the acquisition of AMA by WES and the Merger.
The pro forma adjustments included in the unaudited pro forma condensed consolidated financial statements reflect the acquisition of AMA and the Merger, including the following significant transactions:

•	Anadarko’s transfer of AMA to WES;

•
WES’s issuance of 45,760,201 WES common units to Anadarko, valued at $2.008 billion based on the 30-day volume-weighted-average price as of November 6, 2018, to fund the equity consideration for the acquisition of AMA;

•
WES’s underwritten commitment for a $2.0 billion senior unsecured term loan facility (the “Term loan facility”), to fund the cash consideration for the acquisition of AMA and to repay amounts outstanding on the APCWH Note Payable. The Term loan facility is classified as Short-term debt in the unaudited pro forma condensed consolidated balance sheet as it has a maturity of less than one year and WES will be required to refinance borrowings under this facility prior to its expiration;

•	WGP’s issuance to public WES unitholders of 1.525 WGP common units for each WES common unit, as a result of the Merger; and

•	the anticipated issuance of $2.0 billion senior notes (the “new WES Senior Notes”) to repay the amounts borrowed under the Term loan facility.

INTRODUCTION (CONTINUED)

From and after the closing of the acquisition of AMA and the Merger, AMA is subject to the terms and conditions of new and existing agreements between WES and Anadarko including the following:

•
the Merger Agreement, pursuant to which Anadarko agreed to indemnify WES against certain losses resulting from breaches of Anadarko’s representations, warranties, covenants or agreements and for certain other matters;

•
an omnibus agreement that provides for reimbursement for expenses paid by Anadarko on behalf of WES and compensation to Anadarko for providing WES with certain general and administrative services and insurance coverage; and

•
a tax sharing agreement pursuant to which WES will reimburse Anadarko for WES’s share of Texas margin tax borne by Anadarko as a result of the financial results of AMA being included in a combined or consolidated tax return filed by Anadarko with respect to activity subsequent to the acquisition of AMA and the Merger closing.

The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the results that would have occurred if the acquisition of AMA and the Merger had occurred on the dates indicated, nor are they indicative of the future operating results of WGP.

WESTERN GAS EQUITY PARTNERS, LP
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2017
(UNAUDITED)

thousands except per-unit amounts	WGP Historical	AMA Historical	Acquisition Adjustments		Merger Adjustments		WGP Pro Forma
Revenues and other – affiliates
Service revenues – fee based	$656,795	$123,897	$(11,387)	(a)	$—		$769,305
Product sales	692,447	61,486	(208)	(a)	—		753,725
Other	16,076	—	—		—		16,076
Total revenues and other – affiliates	1,365,318	185,383	(11,595)		—		1,539,106
Revenues and other – third parties
Service revenues – fee based	581,154	7,416	—		—		588,570
Product sales	297,486	—	—		—		297,486
Other	4,398	55	—		—		4,453
Total revenues and other – third parties	883,038	7,471	—		—		890,509
Total revenues and other	2,248,356	192,854	(11,595)		—		2,429,615
Equity income, net – affiliates	85,194	30,186	(239)	(b)	—		115,141
Operating expenses
Cost of product	908,693	56,694	(11,595)	(a)	—		953,792
Operation and maintenance	315,994	29,623	—		—		345,617
General and administrative	50,668	3,281	—		—		53,949
Property and other taxes	46,818	6,328	—		—		53,146
Depreciation and amortization	290,874	27,501	396	(b)	—		318,771
Impairments	178,374	1,678	—		—		180,052
Total operating expenses	1,791,421	125,105	(11,199)		—		1,905,327
Gain (loss) on divestiture and other, net	132,388	—	—		—		132,388
Proceeds from business interruption insurance claims	29,882	—	—		—		29,882
Operating income (loss)	704,399	97,935	(635)		—		801,699
Interest income – affiliates	16,900	—	—		—		16,900
Interest expense	(144,615)	—	2,094	(b)	—		(265,546)
			(123,178)	(d)
			153	(i)
Other income (expense), net	1,384	—	—		—		1,384
Income (loss) before income taxes	578,068	97,935	(121,566)		—		554,437
Income tax (benefit) expense	4,866	(62,143)	62,391	(c)	—		5,114
Net income (loss)	573,202	160,078	(183,957)		—		549,323
Net income (loss) attributable to noncontrolling interests	196,595	—	—		(174,988)	(k)	21,607
Net income (loss) attributable to Western Gas Equity Partners, LP	$376,607	$160,078	$(183,957)		$174,988		$527,716
Limited partners’ interest in net income (loss):
Net income (loss) per common unit – basic and diluted	$1.72						$1.17
Weighted-average common units outstanding – basic and diluted	218,931				231,106	(m)	450,037

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

WESTERN GAS EQUITY PARTNERS, LP
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2016
(UNAUDITED)

thousands except per-unit amounts	WGP Historical	AMA Historical	Acquisition Adjustments		WGP Pro Forma
Revenues and other – affiliates
Service revenues – fee based	$750,087	$104,960	$(1,209)	(a)	$853,838
Product sales	478,145	26,935	—		505,080
Total revenues and other – affiliates	1,228,232	131,895	(1,209)		1,358,918
Revenues and other – third parties
Service revenues – fee based	477,762	6,331	—		484,093
Product sales	94,168	—	—		94,168
Other	4,108	44	—		4,152
Total revenues and other – third parties	576,038	6,375	—		582,413
Total revenues and other	1,804,270	138,270	(1,209)		1,941,331
Equity income, net – affiliates	78,717	23,126	(150)	(b)	101,693
Operating expenses
Cost of product	494,194	24,386	(1,209)	(a)	517,371
Operation and maintenance	308,010	24,395	—		332,405
General and administrative	49,248	3,112	—		52,360
Property and other taxes	40,161	5,493	—		45,654
Depreciation and amortization	272,933	22,783	243	(b)	295,959
Impairments	15,535	2,287	—		17,822
Total operating expenses	1,180,081	82,456	(966)		1,261,571
Gain (loss) on divestiture and other, net	(14,641)	—	—		(14,641)
Proceeds from business interruption insurance claims	16,270	—	—		16,270
Operating income (loss)	704,535	78,940	(393)		783,082
Interest income – affiliates	16,900	—	—		16,900
Interest expense	(116,628)	—	7,356	(b)	(109,272)
Other income (expense), net	545	—	—		545
Income (loss) before income taxes	605,352	78,940	6,963		691,255
Income tax (benefit) expense	8,372	22,149	(27,944)	(c)	2,577
Net income (loss)	596,980	56,791	34,907		688,678
Net income (loss) attributable to noncontrolling interests	251,208	—	58,481	(j)	309,689
Net income (loss) attributable to Western Gas Equity Partners, LP	$345,772	$56,791	$(23,574)		$378,989
Limited partners’ interest in net income (loss):
Net income (loss) attributable to Western Gas Equity Partners, LP	$345,772				$378,989
Pre-acquisition net (income) loss allocated to Anadarko	(11,326)				(11,326)
Limited partners’ interest in net income (loss)	334,446				367,663
Net income (loss) per common unit – basic and diluted	$1.53				$1.68
Weighted-average common units outstanding – basic and diluted	218,922				218,922

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

WESTERN GAS EQUITY PARTNERS, LP
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2015
(UNAUDITED)

thousands except per-unit amounts	WGP Historical	AMA Historical	Acquisition Adjustments		WGP Pro Forma
Revenues and other – affiliates
Service revenues – fee based	$772,361	$67,287	$(1,795)	(a)	$837,853
Product sales	447,106	28,259	—		475,365
Other	1,172	—	—		1,172
Total revenues and other – affiliates	1,220,639	95,546	(1,795)		1,314,390
Revenues and other – third parties
Service revenues – fee based	356,477	7,350	—		363,827
Product sales	170,843	—	—		170,843
Other	4,113	60	—		4,173
Total revenues and other – third parties	531,433	7,410	—		538,843
Total revenues and other	1,752,072	102,956	(1,795)		1,853,233
Equity income, net – affiliates	71,251	16,126	(70)	(b)	87,307
Operating expenses
Cost of product	528,369	24,712	(1,795)	(a)	551,286
Operation and maintenance	331,972	19,495	—		351,467
General and administrative	44,428	2,951	—		47,379
Property and other taxes	33,327	4,717	—		38,044
Depreciation and amortization	272,611	17,757	48	(b)	290,416
Impairments	515,458	1,410	—		516,868
Total operating expenses	1,726,165	71,042	(1,747)		1,795,460
Gain (loss) on divestiture and other, net	57,024	—	—		57,024
Operating income (loss)	154,182	48,040	(118)		202,104
Interest income – affiliates	16,900	—	—		16,900
Interest expense	(113,874)	—	7,893	(b)	(105,981)
Other income (expense), net	(578)	—	—		(578)
Income (loss) before income taxes	56,630	48,040	7,775		112,445
Income tax (benefit) expense	45,532	15,205	(57,864)	(c)	2,873
Net income (loss)	11,098	32,835	65,639		109,572
Net income (loss) attributable to noncontrolling interests	(154,409)	—	111,892	(j)	(42,517)
Net income (loss) attributable to Western Gas Equity Partners, LP	$165,507	$32,835	$(46,253)		$152,089
Limited partners’ interest in net income (loss):
Net income (loss) attributable to Western Gas Equity Partners, LP	$165,507				$152,089
Pre-acquisition net (income) loss allocated to Anadarko	(79,386)				(79,386)
Limited partners’ interest in net income (loss)	86,121				72,703
Net income (loss) per common unit – basic and diluted	$0.39				$0.33
Weighted-average common units outstanding – basic and diluted	218,913				218,913

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

WESTERN GAS EQUITY PARTNERS, LP
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 2018
(UNAUDITED)

thousands except per-unit amounts	WGP Historical	AMA Historical	Acquisition Adjustments		Merger Adjustments		WGP Pro Forma
Revenues and other – affiliates
Service revenues – fee based	$582,579	$177,275	$(24,540)	(a)	$—		$735,314
Service revenues – product based	1,228	822	—		—		2,050
Product sales	182,372	6,250	(132)	(a)	—		188,490
Total revenues and other – affiliates	766,179	184,347	(24,672)		—		925,854
Revenues and other – third parties
Service revenues – fee based	563,520	13,970	—		—		577,490
Service revenues – product based	66,205	1,166	—		—		67,371
Product sales	35,366	85	—		—		35,451
Other	1,213	496	—		—		1,709
Total revenues and other – third parties	666,304	15,717	—		—		682,021
Total revenues and other	1,432,483	200,064	(24,672)		—		1,607,875
Equity income, net – affiliates	102,752	31,301	(179)	(b)	—		133,874
Operating expenses
Cost of product	303,518	12,955	(24,623)	(a)	—		291,850
Operation and maintenance	300,266	38,363	—		—		338,629
General and administrative	44,853	2,595	—		(629)	(l)	46,819
Property and other taxes	35,090	6,406	—		—		41,496
Depreciation and amortization	238,187	32,240	(50)	(a)	—		270,756
			379	(b)
Impairments	152,708	1,668	908	(b)	—		155,284
Total operating expenses	1,074,622	94,227	(23,386)		(629)		1,144,834
Gain (loss) on divestiture and other, net	351	—	—		—		351
Operating income (loss)	460,964	137,138	(1,465)		629		597,266
Interest income – affiliates	12,675	—	—		—		12,675
Interest expense	(133,359)	—	4,229	(b)	—		(214,890)
			(89,782)	(d)
			4,022	(i)
Other income (expense), net	2,749	—	—		—		2,749
Income (loss) before income taxes	343,029	137,138	(82,996)		629		397,800
Income tax (benefit) expense	3,301	34,908	(33,451)	(c)	—		4,758
Net income (loss)	339,728	102,230	(49,545)		629		393,042
Net income (loss) attributable to noncontrolling interests	63,669	—	—		(49,082)	(k)	14,587
Net income (loss) attributable to Western Gas Equity Partners, LP	$276,059	$102,230	$(49,545)		$49,711		$378,455
Limited partners’ interest in net income (loss):
Net income (loss) per common unit – basic and diluted	$1.26						$0.84
Weighted-average common units outstanding – basic and diluted	218,935				232,450	(m)	451,385

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

WESTERN GAS EQUITY PARTNERS, LP
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2018
(UNAUDITED)

thousands	WGP Historical	AMA Historical	Acquisition Adjustments		Merger Adjustments		WGP Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$132,877	$—	$(2,007,500)	(e) (h)	$—		$109,827
			1,984,450	(g)
Accounts receivable, net	224,887	641	—		—		225,528
Other current assets	26,119	220	—		—		26,339
Total current assets	383,883	861	(23,050)		—		361,694
Note receivable – Anadarko	260,000	—	—		—		260,000
Property, plant and equipment
Cost	8,912,755	1,909,524	(7,910)	(a)	—		10,829,801
			15,432	(b)
Less accumulated depreciation	2,494,121	191,052	(50)	(a)	—		2,686,238
			1,115	(b)
Net property, plant and equipment	6,418,634	1,718,472	6,457		—		8,143,563
Goodwill	416,160	29,641	—		—		445,801
Other intangible assets	753,947	95,240	—		—		849,187
Equity investments	786,876	240,819	6,822	(b)	—		1,034,517
Other assets	14,057	6,203	—		—		20,260
Total assets	$9,033,557	$2,091,236	$(9,771)		$—		$11,115,022
LIABILITIES, EQUITY AND PARTNERS’ CAPITAL
Current liabilities
Accounts and imbalance payables	$360,651	$128,506	$—		$—		$489,157
Short-term debt	28,000	—	2,000,000	(f)	—		28,000
			(2,000,000)	(f)
Accrued ad valorem taxes	37,123	6,215	—		—		43,338
Accrued liabilities	114,504	257	(158)	(a)	23,021	(l)	137,624
Total current liabilities	540,278	134,978	(158)		23,021		698,119
Long-term liabilities
Long-term debt	4,566,464	368,456	(368,456)	(h)	—		6,550,914
			1,984,450	(g)
Deferred income taxes	10,285	192,320	(189,138)	(c)	—		13,467
Asset retirement obligations	157,933	23,099	—		—		181,032
Other liabilities	141,957	—	(7,702)	(a)	—		134,255
Total long-term liabilities	4,876,639	583,875	1,419,154		—		6,879,668
Total liabilities	5,416,917	718,853	1,418,996		23,021		7,577,787
Equity and partners’ capital
Common units	981,408	—	(635,116)	(e)	(23,021)	(l)	323,271
Net investment by Anadarko	—	1,372,383	189,138	(c)	2,623,300	(k)	3,202,032
			21,139	(b)
			(1,003,928)	(e)
Total partners’ capital	981,408	1,372,383	(1,428,767)		2,600,279		3,525,303
Noncontrolling interests	2,635,232	—	—		(2,623,300)	(k)	11,932
Total equity and partners’ capital	3,616,640	1,372,383	(1,428,767)		(23,021)		3,537,235
Total liabilities, equity and partners’ capital	$9,033,557	$2,091,236	$(9,771)		$—		$11,115,022

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

The unaudited pro forma condensed consolidated financial statements are based on the historical consolidated financial statements of WGP and the historical consolidated financial statements of AMA. As described in the Introduction, these unaudited pro forma condensed consolidated financial statements present the impact of the acquisition of AMA (including the related acquisition financing) and the Merger on WGP’s results of operations and financial condition. The contribution and sale, as applicable, of AMA to WES is recorded at Anadarko’s historical cost as this transaction is considered a reorganization of entities under common control.

2.  PRO FORMA ADJUSTMENTS

The following pro forma adjustments have been prepared as if the acquisition of AMA occurred (i) on January 1, 2015, in the case of the unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2017, 2016 and 2015, (ii) on January 1, 2017, in the case of the unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2018, and (iii) on September 30, 2018, in the case of the unaudited pro forma condensed consolidated balance sheet:

(a)
the elimination of historical revenue, cost of product, depreciation, net property plant and equipment, accrued liabilities and other liabilities between AMA and other WES subsidiaries for consolidation purposes;

(b)	the inclusion of capitalized interest not recognized in the historical consolidated financial statements of AMA;

(c)
the elimination of historical current and deferred income taxes as WGP is generally not subject to federal and state income taxes, other than Texas margin tax. Texas margin taxes that continue to be borne by WGP on the portion of WGP’s pro forma income that is allocable to Texas have not been eliminated;

(d)
the increase in interest expense consisting of (i) interest expense and amortization of deferred financing costs related to WES’s anticipated issuance of the new WES Senior Notes and (ii) the write-off of issuance costs related to the Term loan facility. The anticipated issuance of the new WES Senior Notes is assumed to have occurred on January 1, 2017, with interest expense incurred for both the nine months ended September 30, 2018, and year ended December 31, 2017. Interest expense is calculated using an assumed weighted average annual interest rate of 5.953% for the new WES Senior Notes, which is based on indicative new issue credit spreads to applicable U.S. Treasury yields;

(e)
the acquisition of AMA by WES, consisting of the cash payment of $2.008 billion (including the repayment of the APCWH Note Payable) and the issuance of 45,760,201 WES common units to Anadarko. The excess of cash consideration over the historical net book value of assets acquired and liabilities assumed is recorded as a decrease to partners’ capital;

(f)
the receipt of $2.0 billion of borrowings under the Term loan facility to fund the cash consideration for the acquisition of AMA and subsequent repayment with proceeds received from the anticipated issuance of the new WES Senior Notes and cash on hand;

(g)
the increase to long-term debt and cash for the anticipated issuance of the new WES Senior Notes, net of the expected issuance costs and underwriting discounts to be amortized through interest expense over the expected life of the new WES Senior Notes;

(h)	the repayment of the APCWH Note Payable with a portion of the borrowings under the Term loan facility;

(i)	the elimination of interest expense related to the repayment of the APCWH Note Payable; and

(j)	the reallocation of net income to WGP’s noncontrolling interests in connection with the acquisition of AMA.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

2.  PRO FORMA ADJUSTMENTS (CONTINUED)

The following pro forma adjustments have been prepared as if the Merger occurred (i) on January 1, 2017, in the case of the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2017, and the nine months ended September 30, 2018, and (ii) on September 30, 2018, in the case of the unaudited pro forma condensed consolidated balance sheet:

(k)	the reallocation of net income to WGP’s noncontrolling interests in connection with the Merger;

(l)	the estimated nonrecurring transaction costs to be paid in connection with the Merger; and

(m)	the recognition of the following equity impacts:

	Nine Months Ended September 30, 2018		Year Ended December 31, 2017
WGP historical weighted-average common units outstanding		218,935,153		218,931,450
WES historical weighted-average common units outstanding	166,257,207		165,375,167
Less: WES common units owned by WGP	(50,132,046)		(50,132,046)
WES common units subject to conversion into WGP common units	116,125,161		115,243,121
Exchange ratio per unit	1.525		1.525
WGP common units issued for WES common units		177,090,871		175,745,760
WES acquisition common units subject to conversion into WGP common units	39,384,917		39,384,917
Conversion ratio per unit	1.4056		1.4056
WGP common units issued for WES acquisition common units		55,359,439		55,359,439
WGP pro forma weighted-average common units outstanding - basic and diluted		451,385,463		450,036,649

3.  PRO FORMA NET INCOME (LOSS) PER COMMON UNIT

For purposes of calculating pro forma net income (loss) per common unit, management assumed that pro forma cash distributions were equal to pro forma earnings. Pro forma basic net income (loss) per common unit is calculated by dividing the limited partners’ interest in pro forma net income (loss) by the pro forma weighted-average number of common units outstanding during the period.
Net income (loss) attributable to the WES assets acquired from Anadarko for periods prior to WES’s acquisition of the WES assets is not allocated to the limited partners when calculating net income (loss) per common unit (pre-acquisition net income). Net income equal to the amount of available cash (as defined by the WGP Partnership Agreement) is allocated to WGP common unitholders consistent with actual cash distributions. Net income (loss) per common unit is calculated assuming that cash distributions are equal to the net income attributable to WGP.
Upon closing of the acquisition of AMA and the Merger, WGP will own a 98% limited partner interest in WES and Anadarko will own the remaining 2% limited partner interest.